M. Peter Amaral
Attorney at Law
10735 Shady Pond Lane
Boca Raton, FL 33428


Insightful Solutions, Inc.
221 Sunny Ridge Lane
Minneapolos, MN 55422

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the filing by Insightful Solutions, Inc. (the "Company") of an Amended Registration Statement (No. 333-105278) on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering a self-underwritten public offering of up to 250,000 common stock units, comprising in the aggregate up to 2,000,000 shares (the "Shares") of the Company's common stock, no par value, including 1,750,00,000 shares of common stock that may be sold pursuant to the exercise of warrants.

In connection with this opinion, I have examined and relied upon the Registration Statement and Prospectus, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus will be validly issued, fully paid and nonassessable.

I consent to the reference to me under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/  M. PETER AMARAL
M. Peter Amaral
561-479-4775
mpalaw@adelphia.net